Exhibit 10.34

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

SUPPLY AGREEMENT

by and between

Organogenesis Inc.

and

NMT Medical, Inc.

Dated: March 30, 2005

SUPPLY AGREEMENT

APPENDIX A – PRODUCT DESCRIPTION AND SPECIFICATIONS

APPENDIX B – PRICING

i

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) made and entered into as of the 30th day of March, 2005 (the “Effective Date”) by and between Organogenesis Inc., a Delaware corporation, located in Canton, Massachusetts (hereinafter, “OI”), and NMT Medical, Inc., a Delaware corporation located in Boston, Massachusetts (hereinafter, “NMT”).

WHEREAS, NMT and OI have entered into a License and Development Agreement of even date herewith (“License and Development Agreement”) for the development of the Material (as defined below) for incorporation into one or more NMT products;

WHEREAS, pursuant to the terms of the License and Development Agreement, OI granted to NMT, and NMT obtained from OI, a license under certain patents and know-how to make, have made, manufacture, have manufactured, use, lease, sell, offer for sale, and import the Material for incorporation into NMT products;

WHEREAS, NMT has covenanted with OI not to exercise the licenses (or grant sublicenses) to make, have made, or and import the Material as long as OI complies with certain supply and other obligations;

WHEREAS, the parties desire that OI manufacture and supply the Material to NMT, its Affiliates and Manufacturers (each as defined below) on the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, NMT and OI agree as follows:

ARTICLE I - DEFINITIONS

1.1 “Affiliate” shall have the meaning set forth in the License and Development Agreement.

1.2 “Approved Production Facilities” shall mean a production facility that meets the quality standards for manufacturing the Material as set forth in Section 2.4(b).

1.3 “Combined Product” shall have the meaning set forth in the License and Development Agreement.

1.4 “Confidential Information” shall have the meaning set forth in the License and Development Agreement.

1.5 “Delivery Date” shall have the meaning set forth in Section 3.1(a).

1.6 “Excluded Patent” shall have the meaning set forth in the License and Development Agreement.

1.7 “Field” shall have the meaning set forth in the License and Development Agreement.

1.8 “Forecast” shall have the meaning set forth in Section 3.2(a).

1.9 “Manufacturer” shall mean a manufacturer of products for NMT or its Affiliates that incorporate the Material, as designated by NMT in writing to OI from time to time during the Term.

1.10 “Material” shall mean the material described in Appendix A to this Agreement, and any successors and improvements thereto requested or ordered by NMT. It is acknowledged that the Material is a “Licensed Product” as defined in the License and Development Agreement.

1.11 “Orders” shall have the meaning set forth in Section 3.1(a).

1.12 “PPI” shall mean the United States Producer Price Index for pharmaceutical preparation manufacturing, as published by the Bureau of Labor Statistics on its Web site (www.bls.gov/ppi), or if not available from such Web site, then as published by the Bureau of Labor Statistics in its monthly periodical “Producer Price Indexes.” If no PPI data has been published for the periods relevant to an adjustment under Section 5.2 hereof, then the parties shall agree in good faith on a substitute Producer Price Index by the relevant Price Review Date (as defined in Section 5.2).

1.13 “Price” shall have the meaning set forth in Section 5.1.

1.14 “QSR” shall mean Quality Systems Regulation applicable to the manufacturing, processing, packaging or holding of medical devices in the United States, as regulated by the U.S. Food and Drug Administration.

1.15 “Shelf Life” shall mean the shelf life specified for the Material (or a particular type of Material) in the applicable Specifications.

1.16 “Specifications” shall mean the specifications for the Material, as set forth in Appendix A hereto, as it may be amended from time to time pursuant to Section 4.2 hereof.

1.17 “Supply Threatening Event” shall have the meaning set forth in the License and Development Agreement.

1.18 “Unit” shall mean a single product that combines the Material with NMT’s superstructure which is designed to frame the Material.

1.19 “Term” shall have the meaning set forth in Section 11.1.

ARTICLE II - SUPPLY OF MATERIAL

2.1 Supply. On and subject to the terms and conditions of this Agreement, including, without limitation, lead times, ordering procedures, forecasts and scheduling procedures set forth herein, OI agrees to sell the Material to NMT and its Affiliates in such quantities as they may order from time to time solely for incorporation in Combined Products.

2.2 NMT Exclusivity. For as long as the licenses granted to NMT pursuant to the License and Development Agreement remain exclusive, OI shall not knowingly, and shall require that its Affiliates do not knowingly sell, offer, solicit or accept orders for, agree to supply or otherwise market the Material to any person or entity for use in the Field other than NMT, its designated Affiliates or Manufacturers.

2.3 OI Exclusivity. Until the occurrence of a Supply Threatening Event, if any, NMT shall purchase 100% of its requirements of Material from OI.

2.4 Manufacturing Facilities; Approvals.

(a)	OI represents and warrants that it has, and that its Contractors will have at any time they are providing Material hereunder, all governmental and other approvals required for the operation of its Approved Production Facilities necessary for the manufacture and supply of Material under this Agreement. OI shall, and shall ensure that its Contractors shall, conduct all operations in connection with the supply of Material under this Agreement (including without limitation, to the extent applicable, the design, sourcing, manufacture, quality control, supply and tracking of the Material) in accordance with QSR.

(b)

No manufacturing or production facility shall be considered an “Approved Production Facility” unless and until such facility is so approved by NMT in writing. NMT shall issue such approval provided that the manufacturing or production facility substantially complies with QSR. At NMT’s request and expense, a mutually agreed upon designee shall be appointed to inspect all production equipment, materials, inventory and facilities at any facility that OI submits for approval, and NMT or such designee shall be entitled to interview employees of OI or its Contractor, as the case may be, review safety, accident, environmental and other reports and records, perform limited testing and diagnosis of production processes and otherwise ascertain whether the proposed Approved Production Facility substantially complies with QSR. OI shall cooperate and provide reasonable assistance and access in connection with such inspections as NMT or the designee may require. If NMT or the designee determines that a facility proposed by OI to be an Approved Production Facility does not substantially comply with QSR, NMT or the designee shall specify in writing the alleged deficiency and OI shall have [**] days to correct such deficiency. If the deficiency is corrected, the facility shall be approved; if the deficiency is not corrected, approval of such facility may be declined. The parties acknowledge that, as of the Effective Date, OI maintains only one manufacturing facility in Canton, Massachusetts, that NMT has inspected that facility, and that such facility is hereby deemed to be an Approved Production Facility. One time per year, at NMT’s request and expense, each previously Approved Production Facility shall be subject to the inspection and qualification process described immediately above. Pending the designee’s conclusion, the facility shall continue to be an Approved Production Facility. If the designee concludes that the Approved Production Facility no longer substantially complies with QSR, OI shall have [**] days to bring the facility into substantial compliance, provided, however, that such period shall be extended for a reasonable period of time necessary to bring the facility into substantial compliance, provided that OI is making diligent efforts to do so.

(c)	Without limiting the generality of the foregoing, subject to protection of OI’s Confidential Information in accordance with this Agreement (including restrictions on use of such information in accordance with the restrictions set forth in the License and Development Agreement), OI shall permit employees or representatives of NMT, during normal business hours and upon at least five business days’ prior notice, to visit OI’s and its Contractors’ Approved Production Facilities to observe and examine the manufacture of the Material. All such NMT employees or representatives, while at the facilities of OI and its Contractors, shall comply with all reasonable written safety and security rules and regulations established by OI and its Contractors. OI and its Contractors shall permit reasonable inspection of its Approved Production Facilities by representatives of governmental regulatory agencies, if and to the extent NMT submits to OI in writing a reasonable basis as to why such inspection is necessary or desirable in order to comply with any statute or regulation or to obtain or maintain any necessary governmental approvals for products marketed by NMT.

(d)	OI represents that it has provided a true and complete copy of its disaster recovery plan to NMT for its review prior to the Effective Date and that such disaster recovery plan is reasonable and sufficient to ensure the rapid recovery of manufacturing capacity for the Material should OI’s primary Approved Production Facility suffer an event that makes it difficult or impossible to manufacture Material in the quantities ordered and forecasted by NMT. OI shall notify NMT of any material amendment to its disaster recovery plan.

2.5 Compliance with MDR Regulations. Each party shall comply with all relevant laws and regulations applicable to such party in connection with the performance of such party’s obligations hereunder, including without limitation the Medical Device Reporting (“MDR”) regulations of the U.S. Food and Drug Administration. OI shall provide to NMT all data and other information, immediately after OI first becomes aware of or comes into possession of such data or information, that suggests that the Material may (a) have caused or contributed to a death or serious injury, (b) have malfunctioned and, if the malfunction were to recur, likely would cause or contribute to a death or serious injury, or (c) be subject to any condition, reaction, attribute or shortcoming that is likely to cause injury, loss, damage or liability to any third party. NMT shall provide to OI all data and other information, immediately after NMT first becomes aware of or comes into possession of such data or information, that indicates that the Material may have (a) caused or contributed to a death or serious injury, or (b) malfunctioned and, if the malfunction were to recur, likely would cause or contribute to a death or serious injury. In addition, OI shall take other actions reasonably requested by NMT to support NMT’s compliance with the MDR regulations.

ARTICLE III - ORDERS; FORECASTS; DELIVERY

3.1 Orders.

(a)	Orders; Lead Times. NMT, its Affiliates and/or its Manufacturers may place written orders (“Orders”) for Material under this Agreement from time to time. Orders shall specify (i) the quantity of Material to be delivered, (ii) one or more Material delivery dates, none of which may be earlier than [**] weeks after the date of the Order (“Delivery Date(s)”), and (iii) one or more Material delivery destinations. All Orders are subject to conformance with the Forecasts described in Section 3.2(a). As noted therein, NMT shall be obligated to Order an amount of Material equal to or greater than the Fixed Quarter (as defined below) of the [**] rolling Forecast.

(b)	Fulfillment of Orders. OI shall accept and fill all Orders placed under this Agreement which conform to the terms of this Agreement, subject to Sections 3.1(c) and 3.2. OI shall deliver the requested quantity of Material by the requested Delivery Date(s). During a Fixed Quarter, OI shall be required to fill all Orders equal to the [**] of (a) [**]% of the amount forecast for such Fixed Quarter Order or (b) [**]% of the amount of Material actually purchased by NMT in the immediately preceding Fixed Quarter, and will use its commercially reasonable efforts to fill orders in excess of such amounts. During a Fixed Quarter, NMT may vary monthly Orders within such Fixed Quarter so long as the amount Ordered during such Fixed Quarter equals at least [**]% of the amount forecast for such Fixed Quarter. OI shall acknowledge all Orders in writing not more than five business days after receipt thereof.

(c)	Manufacturers. Notwithstanding anything in the foregoing to the contrary, OI shall accept Orders from a Manufacturer only if NMT has notified OI in writing that OI may accept such Orders from such Manufacturer. NMT shall provide such written notification to OI on a Manufacturer-by-Manufacturer basis. Such written notification to OI shall not be construed as notification to OI that OI may accept any Orders from any other Manufacturer. NMT shall be responsible to OI for payment for Materials shipped to Manufacturers in accordance with this Section.

3.2 Forecasts; Scheduling.

(a)	Forecasts. NMT shall furnish to OI, at least [**] weeks prior to the beginning of each calendar quarter during the Term, a [**]-quarter rolling forecast (the “Forecast”), including the quantity of Material that NMT, its Affiliates and its Manufacturers will Order in such calendar quarter (the “Fixed Quarter”) and an estimate of the quantity of Material for which NMT, its Affiliates and its Manufacturers will submit Orders during each of the three calendar quarters following the Fixed Quarter. Each such Forecast after the first shall update and replace prior Forecasts as to the calendar quarters covered by such prior Forecasts. If NMT fails to furnish a revised Forecast at least [**] weeks prior to a calendar quarter, the next quarter of the existing Forecast shall become the next Fixed Quarter. The Forecasts shall constitute binding commitments for each Fixed Quarter but, with respect to the other quarters of the Forecast, shall be merely estimates of the quantity of Material needed and are not to be considered Orders or binding in any way. Notwithstanding the foregoing, the Forecast for the first calendar quarter following the Effective Date shall not be binding on NMT and OI will, with [**] weeks lead time per Order, sell to NMT during such quarter sufficient quantities of Material for use in testing and evaluation.

(b)	Rescheduling. NMT, its Affiliates and Manufacturers may defer any and all shipments of Material ordered hereunder for up to [**] days, once per Delivery Date specified in NMT’s original Order, provided that OI receives written notice (or oral notice, so long as such notice is confirmed in writing within [**] business days) thereof at least [**] business days before the initial Delivery Date specified in the Order. Additional rescheduling may be requested by NMT, its Affiliates or Manufacturers, and OI shall not unreasonably withhold its consent to such rescheduling.

3.3 Shipment and Delivery.

(a)	Delivery Location. OI shall ship Material to NMT, its Affiliates or Manufacturer, and invoice NMT, at the respective addresses indicated on the applicable Order.

(b)	Title; Risk of Loss. Title to and risk of loss for Material shall pass to NMT, its Affiliates or Manufacturers, as the case may be, upon receipt by the carrier. OI will invoice NMT and NMT shall pay for the cost of shipping and insurance. OI shall cooperate with NMT in the documentation and proof of loss claims promptly presented by NMT, its Affiliates or Manufacturers to the appropriate carrier and/or insurer.

(c)	Shipping Instructions. OI will, or will instruct its Contractor to, pack and ship Material in a manner consistent with reasonable industry practices for perishable biological materials.

ARTICLE IV - TESTING; ACCEPTANCE; MANUFACTURING CHANGES

4.1 Testing and Acceptance.

(a)	In-Process Testing. OI shall perform the in-process Material inspection and testing procedures described on Appendix A to this Agreement. Before shipping any Material, OI shall supply NMT with a Certificate of Compliance with respect to such testing and the results thereof in the format specified on Appendix A. OI shall retain two (2) sample units of each manufacturing lot of Material shipped hereunder, for one (1) year after the Material expiration date listed Appendix A and, upon reasonable request of NMT, shall make such samples available for inspection and testing by NMT.

(b)	Incoming Testing and Acceptance. NMT shall receive all Material shipped hereunder subject to inspection and performance testing. NMT shall have a maximum of [**] days from the receipt of Material to complete such testing and notify OI in writing of acceptance or rejection of Material. If NMT does not deliver such written notice to OI within such [**]-day period, NMT shall be deemed to have accepted the Material. If NMT notifies OI that NMT has rejected any Material, OI shall replace and/or rework such Material and return such Material to NMT, transportation and insurance prepaid. OI shall use commercially reasonable efforts to perform such replacement and/or rework within [**] days. Acceptance of Material hereunder shall not be deemed to constitute an acknowledgement by NMT, any Affiliate or Manufacturer as to the quality of such Material or their compliance with the warranty extended by OI under Section 6.1.

4.2 Manufacturing Changes.

(a)

Modifications by OI. OI shall keep NMT apprised of the development and evolution plan for the Material, including by inviting, where practicable, NMT to OI and Affiliate meetings, if any, that address issues directly applicable to use of the Material in the Field and shall consider in good faith NMT’s requests and suggestions for improvements to the Material. OI shall provide NMT with [**] months prior written notice of any changes in the components, raw materials, or suppliers thereof, or manufacturing process, location or capacity, or changes, improvements or enhancements that affect compliance with the Specifications or Acceptance Criteria (collectively, “changes”), which OI may propose to make to the Material (any such notice, a “Product Change Notice”), in order to permit NMT to evaluate such proposals and to verify that regulatory and customer performance criteria will be satisfied. NMT shall have the right to approve or disapprove all proposed changes before the incorporation of such changes into the Material. NMT shall notify OI in writing of its approval or disapproval, including an explanation of NMT’s reasons for such disapproval, not more than one (1) month after receipt of a Product Change Notice. For clarity, if NMT disapproves a proposed change, OI shall not incorporate such change into the Material unless such change is required by FDA regulations or in OI’s reasonable judgment is required for product safety reasons. Upon written approval by NMT of changes in the Specifications described in a Product Change Notice, the approved changes shall be deemed to be incorporated into Appendix A. Each of NMT and OI shall negotiate in good faith with respect to any Price changes resulting from modifications requested by OI. Provided that OI diligently seeks to obtain FDA approval of any changes that require such approval, OI shall have such time as is reasonably necessary to do so.

(b)	Modifications by NMT. NMT reserves the right to request modification of the Specifications for Material, and OI shall use reasonable efforts to implement such modification. If, in the opinion of OI, any such modification is technically difficult or infeasible or shall cause a change in OI’s cost of manufacturing the Material or in any other terms upon which the Material may be offered hereunder, OI shall notify NMT before implementing such modification (and in any event, no later than [**] months after NMT requests any modification), and shall provide NMT with such information as NMT shall reasonably require in order to evaluate such change. Each of NMT and OI shall negotiate in good faith with respect to any Price changes resulting from modifications requested by NMT and agreed to by OI. Such modifications shall thereafter be deemed to be incorporated into Appendix A.

ARTICLE V - PRICES; PAYMENT TERMS

5.1 Prices. The price for Material ordered hereunder shall be as set forth on Appendix B to this Agreement (“Price”), as it may be adjusted in accordance with Sections 4.2 and 5.2 hereof.

5.2 Price Adjustment. The Price for Material then in effect shall be adjusted [**] (the “Price Review Date”), to equal the then-current price multiplied by the [**]. For purposes of this Section 5.2, [**] shall be calculated by [**].

5.3 Taxes. All amounts paid under this Agreement are exclusive of all foreign and domestic taxes, including, without limitation, federal, state and local taxes, levies and assessments. NMT shall be responsible for the payment of all such taxes, levies and assessments imposed on Material supplied to NMT hereunder or otherwise resulting from this Agreement, excluding taxes based upon OI’s net income from the transaction. Where applicable, the parties shall cooperate in obtaining in a timely manner all documentation, including without limitation exemption certificates, necessary to allow OI to refrain from collections, such as sales tax, which it would otherwise be obligated to make.

5.4 Payment Terms.

(a)	Invoices. NMT shall pay to OI the Price of all Material delivered hereunder within [**] days after receipt of OI’s invoice therefor.

(b)	Date of Invoices. OI will issue invoices at the time of delivery.

(c)	Security Interest. OI shall retain a purchase money security interest in all Materials sold hereunder.

ARTICLE VI - WARRANTY; DISCLAIMERS

6.1 OI Warranties. During the applicable Shelf Life of the Material, OI warrants to NMT that all Material delivered hereunder:

(a)	shall be free from defects in materials and workmanship;

(b)	shall be manufactured in compliance with QSR;

(c)	shall conform to the Specifications; and

(d)	shall conform with all requirements of the U.S. Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, and all applicable U.S. state and local laws in effect as of the date of delivery.

6.2 Title. OI warrants to NMT that it shall pass good and clear title to all Material to NMT upon OI’s delivery of the Material to NMT, its Affiliates or Manufacturers, and that all such Material shall be free from all third party liens, encumbrances and security interests.

6.3 Disclaimer of Warranties. THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESSED OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AS TO THE MATERIAL.

6.4 No Consequential Damages. OTHER THAN AS PROVIDED UNDER SECTION 7.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF REVENUE OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VII - INDEMNIFICATION

7.1 Indemnification by OI.

(a)	Except as set forth in Section 7.2, OI shall, at its sole cost and expense defend, indemnify and hold harmless NMT, its Affiliates, Manufacturers, subcontractors, agents and customers (the “NMT Indemnitees”) against any third party claims, demands, actions or causes of action asserting (i) that any Material infringes or misappropriates any Intellectual Property right of any third party (including, without limitation, any patent claim that may have been asserted in the past, is presently being asserted or may be asserted in the future by Cook, Inc. or any other third party, but excluding any claim brought with respect to the Excluded Patent) or (ii) that any third party injuries, losses, damages or liability of any kind whatsoever resulted from or arose out of the use, promotion, distribution or sale of Material which did not meet the Specifications as part of a Combined Product, whether asserting negligence, defective design, defective manufacture or any other theory.

(b)	OI shall not be obligated to indemnify under this Section 7.1 in respect of any damage to the extent caused by any alteration or modification to the Material that is not made by or with the approval of OI or its Affiliates or is made at the specific direction of NMT.

(c)

Should any NMT Indemnitee be enjoined or subject to a claim for injunctive relief by a third party in respect of any Material, OI will use its reasonable best efforts to either procure for the NMT Indemnitees the right to continue exercising all rights granted hereunder with respect to such Material, or modify such Material so that it becomes non-infringing but performs in accordance with all applicable specifications. If OI is unable to effect either of the remedies set forth in the preceding sentence within [**] days following the making of such a claim, NMT shall have the right to return any Material that is the subject of such a claim and OI shall refund to the relevant NMT Indemnitee the full Price paid for such Material.

7.2 Indemnification by NMT.

(a)	NMT shall, at its sole cost and expense, defend, indemnify and hold harmless OI, its Affiliates, Contractors and agents (the “OI Indemnitees”) against any third party claims, demands, actions or causes of action asserting (i) that the Combined Product (including the Material, but excluding claims based primarily on the Material) infringes or misappropriates any Intellectual Property right of any third party, (ii) that any third party injuries, losses, damages or liability of any kind whatsoever resulted from or arose out of the use, promotion, distribution or sale of any portions of the Combined Product (other than Material which did not meet the Specifications), whether asserting negligence, defective design, defective manufacture or any other theory.

(b)	If OI becomes aware that any condition, reaction, attribute or shortcoming of the Material is likely to cause any injuries, losses, damages or liability (a “Deficiency”) and delays informing NMT in writing of such Deficiency and if there would have been sufficient time for NMT to avoid such injuries, losses, damages or liability had OI not engaged in such delay, then NMT shall not be obligated to indemnify any OI Indemnitee under this Section 7.2 in respect of any injuries, losses, damages or liability to the extent caused directly or indirectly by such Deficiency.

7.3 Indemnification Procedure. A Party seeking indemnity hereunder (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any claim giving rise to an obligation of indemnity hereunder and give the Indemnitor full authority, information and assistance (at the Indemnitor’s expense) for the defense of such claim. Failure of the Indemnitee to notify the Indemnitor promptly of the claim shall not be a ground for refusing to provide the indemnity, unless the Indemnitor has been materially prejudiced by such delay. In addition to the Indemnitor’s obligation to defend, the Indemnitor shall pay all damages, settlements, claims, fees, expenses and costs (including, without limitation, legal fees and expenses) (“Damages”) awarded therein against or otherwise incurred by the Indemnitee in connection with any claim. The Indemnitee shall not settle any such claim without the written consent of the Indemnitor, not to be unreasonably delayed or denied. The Indemnitor shall not agree to any settlement of any such claim that does not include a complete release of the Indemnitee from all liability with respect thereto or that imposes any liability, obligation or restriction on the Indemnitee without the prior written consent of the Indemnitee. The Indemnitee may participate in the defense of any claim through its own counsel, and at its own expense. In the event the Indemnitor fails to perform pursuant to this Section 7.3, the Indemnitee shall have the right to assume the control and defense of such matter, and the

Indemnitor shall be fully responsible for all reasonable costs, expenses (including but not limited to reasonable attorneys’ and expert fees), judgment and damages of the Indemnitee incurred in connection therewith and shall indemnify and hold harmless the Indemnitee therefrom. If the Indemnitor does not defend as required hereunder, the Indemnitee may also withhold any payments that would otherwise be due hereunder to cover its out-of-pocket expenses to defend any such suit.

7.4 Exclusive Remedy. The remedies and obligations of the parties under this Section 7 and under Section 11 are the sole remedies and obligations of the parties in respect of infringement of third party intellectual property rights.

ARTICLE VIII - CONFIDENTIALITY

8.1 Confidential Information. Each party shall hold the Confidential Information of the other party secret, and shall protect and preserve the confidential nature and secrecy of such Confidential Information. All Confidential Information shall be held in confidence by the party receiving such Confidential Information (the “Receiving Party”) following the date of disclosure and shall be used only as necessary in connection with the performance of its obligations or the exercise of its rights under this Agreement. Employees of the Receiving Party shall be bound in writing to maintain the confidentiality of such Confidential Information to at least the extent provided in this Section 8.1. All Confidential Information shall be maintained in secure premises by the Receiving Party, and the Receiving Party shall take all appropriate measures to prevent the unauthorized disclosure thereof. Neither party shall at any time during or after the Term, without the other party’s prior written consent:

(i) disclose or communicate to any third party all or any of the other party’s Confidential Information except as permitted by this Agreement;

(ii) permit unauthorized persons to have access to the places where the other party’s Confidential Information is reproduced or stored; or

(iii) make, or assist any person to make, any use of the other party’s Confidential Information not authorized by this Agreement, and shall use its best efforts to ensure that any employee or other person who acquires the other party’s Confidential Information shall not make any unauthorized use thereof.

8.2 Release from Restrictions. The provisions of Section 8.1 shall not apply to any Confidential Information disclosed hereunder which:

(a)	either before or after the date of the disclosure to the Receiving Party becomes published or generally known to the public, through no fault or omission on the part of the Receiving Party or an Affiliate of the Receiving Party; or

(b)	is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the other party and cooperates with the other party in the other party’s efforts to avoid and/or minimize the degree of such disclosure.

ARTICLE IX - GOVERNING LAW; DISPUTES

9.1 Governing Law. This Agreement will be construed and enforced according to the laws of the Commonwealth of Massachusetts without regard to its choice of laws or conflict of laws provision.

9.2 Disputes. If any controversy or claim arises out of the provisions of this Agreement or the breach thereof, the parties will try to settle those conflicts amicably between themselves through good faith negotiations. If the parties cannot satisfactorily settle any such claim, dispute or controversy, the parties hereby submit to the exclusive jurisdiction of the state and federal courts in Suffolk County, Massachusetts for the resolution of all disputes arising hereunder.

ARTICLE X - ASSIGNMENT; CONTRACTING

10.1 Assignment. Except as expressly permitted hereby, neither party shall directly or indirectly sell, transfer, assign, or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under this Agreement (collectively “assign”), by operation of law or otherwise without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, so long as the assignee is not a competitor of the other party, either party shall have the right to assign all of its rights, duties, obligations and liabilities under this Agreement to any Affiliate or in connection with any sale, merger, consolidation, recapitalization or reorganization involving in each case the sale of all or substantially all of the capital stock of the party or the assets of such party to which this Agreement relates. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of OI and NMT.

10.2 Contracting. OI shall not engage the services of third party contractors, subcontractors or consultants other than providers of standardized goods and services that are widely available on a commercial basis (such as raw materials, packaging, shipping and logistics) (“Contractors”) in the performance of its obligations under this Agreement without the prior written consent of NMT, specifying both the specific Contractor and the scope of work which it is permitted to undertake, which consent shall not be unreasonably withheld. OI will give NMT all information regarding such Contractor which NMT reasonably requests, including a summary of OI’s past experience with such Contractor. In the event that NMT permits OI to use the services of one or more Contractor, each such Contractor shall sign a written agreement imposing all of the provisions and restrictions of this Agreement relating to intellectual property, confidentiality, quality assurance and any other provisions that are material to OI’s performance hereunder upon such Contractor to the same extent as OI and employees of OI. OI shall be fully responsible for each such Contractor’s performance as though the services were performed by OI. NMT shall have no responsibility or obligation to any such Contractor, and OI shall pay all such Contractors in accordance with the agreement between them and ensure that all Contractors deliver all deliverables for which they are responsible without lien or encumbrance.

10.3 No Other Assignment or Contracting. Any attempted assignment or contracting of rights under this Agreement that is not in compliance with this Article X shall be void and of no force or effect and the assignee shall acquire no rights whatsoever and the non-assigning party shall not be required to recognize the assignment. This provision limits both the right and the power to assign this Agreement and all rights hereunder.

ARTICLE XI - TERM; TERMINATION

11.1 Term. This Agreement shall remain in force from the Effective Date until terminated as provided in this Article XI.

11.2 Termination.

(a)	If any party is in default of any material obligation hereunder, and fails to remedy such default within [**] days after written notice thereof by the other party, this Agreement may be terminated, at the option of the party giving the default notice, by written notice delivered to the alleged defaulting party.

(b)	Each party has the right to terminate this Agreement immediately by giving written notice to the other party in the event of a filing of a petition in bankruptcy, insolvency or reorganization against or by the other party, or if the other party becomes subject to a composition for creditors, whether by law or agreement, or the other party goes into receivership or becomes insolvent.

(c)	This Agreement shall terminate automatically upon any termination of the License and Development Agreement.

11.3 Effects of Termination. Upon termination of this Agreement by either party:

(a)	OI may refuse to take further Orders or make further deliveries of Material under this Agreement; provided, however, that OI shall deliver to NMT, its Affiliates or Manufacturers, as the case may be, all Material that has already been paid for by NMT hereunder, or is intended to be the reworked, repaired or replacement Material for defective or non-conforming Material hereunder;

(b)	except for Orders required to be made during a Fixed Quarter, NMT may cancel any or all Orders issued hereunder, without liability (except for costs incurred by OI in connection with the Order prior to the date of cancellation), and may refuse to make further Orders; provided, however, that termination of this Agreement shall not affect NMT’s obligation to pay OI all amounts owing or to become owing as a result of Material delivered to and accepted by NMT on or prior to the date of such termination; and

(c)	each party shall return to the other party all Confidential Information of the other party then in such party’s possession.

11.4 Survival of Obligations. The provisions of this Section 11.4, Sections 2.5, 5.4 (with respect to any due but unpaid amounts) and 11.3, and Articles VI, VII, VIII, IX and XII of this Agreement shall survive any termination of this Agreement and continue to be enforceable in accordance with their terms.

ARTICLE XII - NOTICES

Service of all notices provided for in this Agreement will be deemed duly given if sent by registered or certified mail, postage prepaid, or shipped prepaid by a nationally-recognized overnight courier service providing evidence of receipt to the addresses below, or other such individuals or addresses furnished by written notice given as provided herein to the other party. The date of mailing or shipment will be the date of such notice. Notices shall be addressed as follows, unless either party provides a new address to the other party:

To NMT:	NMT Medical, Inc.
27 Wormwood Street
Boston, MA 02115
Fax No.: (617) 737-0924
Attn:

With a Copy to:	Michael Lacascia, Esq.
Wilmer Cutler Pickering Hale and Dorr, LLP
60 State Street
Boston, MA 02109
Fax No.: (617) 526-5000

To OI:	Organogenesis Inc.
150 Dan Road
Canton, Massachusetts 02021
Fax No.:
Attn:

With a Copy to:	Andrew Z. Schwartz

Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
Fax No.: (617) 832-7000

ARTICLE XIII - GENERAL

13.1 Force Majeure. If either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, epidemic, destruction of production facilities, insurrection, shortage of materials, labor, equipment, transportation or energy, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other party, then the affected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

13.2 Publicity. Neither party shall, without the prior written consent of the other, disclose the specific terms and conditions of this Agreement, except as may be required by applicable securities or other laws, rules, regulations or the order of a court having jurisdiction.

13.3 Relationship of Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

13.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed originals.

13.6 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in interpreting or construing this Agreement.

13.7 Waivers. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach or default of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operated as a waiver of any right, power or privilege by such party.

13.8 Fees. Each party will bear the cost of their own legal and accounting fees except as specifically provided otherwise in this Agreement.

13.9 Entire Agreement. This Agreement (which includes the Appendices hereto) constitutes the entire agreement between the parties with reference to the subject matter hereof. No waiver, consent, modification or change of the terms of this Agreement shall bind either party unless in a writing signed by both parties by their duly authorized representatives. There are no understandings, agreements, representations or warranties, express or implied, with respect to the subject matter hereof except as expressly set forth in this Agreement. Only the terms and conditions of this Agreement shall govern the transactions contemplated hereunder, notwithstanding any additional, different or conflicting terms that may be contained in any Order, acceptance, invoice or other document provided by one party to the other.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the Effective Date.

NMT MEDICAL, INC.		ORGANOGENESIS INC.

By:	/s/ John E. Ahern	By:	/s/ Geoff Mackay
Name:	John E. Ahern	Name:	Geoff Mackay
Title:	President and CEO	Title:	President and CEO

APPENDIX A

Product Description and Specifications

Characteristics	Specification
Shelf Life	[**]
Material Composition	[**]
Processing Requirements	[**]
Differential Scanning Calorimetry (DSC) Temperature Onset	[**]
Min. Tensile Specification	[**]
Min. Suture Pull Specification	[**]
Labeling	[**]
Packaging	[**]
Workmanship	[**]
Dimensions	[**]
Embedded Particulate	[**]

ACCEPTANCE

There shall be no change in OI’s process without prior notification to and approval of NMT.

Any non-conformance to the specified properties shall be cause for rejection.

CERTIFICATION

OI shall supply a Certificate of Compliance for each lot indicating conformance to Specification above. Certificate of Compliance shall accompany the shipment.

Certificate of Compliance shall confirm that the Material is to specification as per the most recent revision of the above specification and shall contain at a minimum:

•	NMT part number including revision number

•	Purchase order number;

•	OI lot number;

•	Material composition;

•	DSC value;

•	Minimum Tensile value;

•	Minimum Suture Pull value;

•	Quantity;

•	Quality control signature and date;

•	OI expiration date.

INSPECTION

Inspect per NMT IP-0120

APPENDIX B

Pricing

The Price for Material shall be $[**] per Unit of Material, subject to the terms and conditions of this Agreement.